SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PLANAR SYSTEMS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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March 21, 2013

Dear Fellow Shareholder:

Our Annual Meeting is scheduled for Thursday, April 25, 2013, at 9:00 a.m. local time at the Company’s offices located at 1195 NW Compton Drive, Beaverton, Oregon 97006-1992. Enclosed please find a copy of our Proxy Statement for this meeting, as well as our 2012 Annual Report.

We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for most of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure that your shares are represented at the meeting.

The election of three directors, the ratification of the appointment of KPMG LLP as Planar’s independent registered public accounting firm for the fiscal year ending September 27, 2013, an advisory vote on the Company’s executive compensation, and an advisory vote on the frequency of advisory votes on executive compensation are the only matters our shareholders are being asked to vote on at the meeting. Information regarding these matters is presented in the body of the Proxy Statement, and we encourage you to review this information.

Please take a moment and sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call or via the Internet.

We thank you for your attention to this matter and for your continuing support of your Company.

Very truly yours,

Gerald K. Perkel President and Chief Executive Officer

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2013

To the Shareholders of

Planar Systems, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Planar Systems, Inc. (“Planar” or the “Company”) will be held on Thursday, April 25, 2013, at 9:00 a.m. local time at the Company’s offices located at 1195 NW Compton Drive, Beaverton, Oregon 97006-1992 for the following purposes:

1.	To elect three directors, each for a three-year term;

2.	To ratify the appointment of KPMG LLP as Planar’s independent registered public accounting firm for the fiscal year ending September 27, 2013;

3.	To hold an advisory vote on the Company’s executive compensation;

4.	To hold an advisory vote on the frequency of advisory votes on the Company’s executive compensation; and

5.	To transact such other business as may properly come before the meeting, or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on March 20, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 25, 2013: The Proxy Statement for the Annual Meeting and the Annual Report to Shareholders for the fiscal year ended September 28, 2012 are available at www.RRDEZProxy.com/2013/PlanarSystems.

By Order of the Board,

Gerald K. Perkel President and Chief Executive Officer

Beaverton, Oregon

March 21, 2013

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PLANAR SYSTEMS, INC.

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2013

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation (“Planar” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) from holders of the outstanding shares of Planar common stock, no par value (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held at the Company’s offices located at 1195 NW Compton Drive, Beaverton, Oregon 97006-1992 at 9:00 a.m. local time, on April 25, 2013, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to vote on the following matters: the election of three members of the Board of Directors, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 27, 2013, an advisory vote on the Company’s executive compensation, an advisory vote on the frequency of advisory votes on the Company’s executive compensation, and such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about March 28, 2013.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on March 20, 2013 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 21,187,138 shares of Common Stock outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why is Planar providing these materials?

A:	Planar’s Board of Directors is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareholders, which will take place on April 25, 2013. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of three members of the Board of Directors (Proposal No. 1);

•	the ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 27, 2013 (Proposal No. 2);

•	an advisory vote on the Company’s executive compensation (Proposal No. 3); and

•	an advisory vote on the frequency of advisory votes on the Company’s executive compensation (Proposal No. 4).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	Planar’s Board of Directors recommends that you vote your shares “FOR” the election of the Board’s nominees for election to the Board of Directors, “FOR” the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm, “FOR” the advisory vote on the Company’s executive compensation, and for the “1 YEAR” option for the advisory vote on the frequency of advisory votes on executive compensation.

Q:	What shares owned by me can be voted?

A:	All shares of Planar common stock owned by you as of the close of business on March 20, 2013 (the “Record Date”) may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of Planar hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Planar’s transfer agent, Computershare Shareowner Services LLC (“Computershare”), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Planar. As the shareholder of record, you have the right to grant your voting proxy directly to Planar or to vote in person at the Annual Meeting. You may also vote your shares as described below under “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares. You may vote your shares by Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the Annual Meeting, Planar recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	To vote your shares without attending the meeting, please sign, date and return the enclosed proxy card, or follow the instructions for Internet or telephone voting on the enclosed proxy card. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call, or via the Internet.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the corporate secretary of the Company, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	You may vote “FOR” or “WITHHOLD AUTHORITY” to vote for a nominee for election as a director. If you vote your shares without providing specific instructions, your shares will be voted FOR the nominees for election to the Board of Directors. If you vote to “WITHHOLD AUTHORITY” to vote for a nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the nominee is elected.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the ratification of the appointment of KPMG LLP and the advisory vote on executive compensation. If you vote your shares without providing specific instructions, your shares will be voted “FOR” the ratification of the appointment of KPMG LLP and “FOR” the approval of the advisory vote on executive compensation. With respect to the advisory vote on the frequency of advisory votes on executive compensation, you may vote “1 YEAR” or “2 YEARS” or “3 YEARS” or “ABSTAIN.” If you choose to “ABSTAIN” from voting on any proposal, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the proposal is approved.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposal No. 2 contained in these proxy materials is considered a routine matter, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares on Proposal No. 2. However, Proposals No. 1, No. 3 and No. 4 are considered non-routine matters, so unless you have provided instructions to your broker with respect to Proposals No. 1, No. 3 and No. 4, your broker will not have authority to vote your shares on Proposals No. 1, No. 3 and No. 4 and your shares will constitute broker non-votes. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for purposes of determining the number of votes cast for a proposal.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	What is the voting requirement to approve the proposals?

A:	The election of the director nominees requires the affirmative “FOR” vote of a plurality of the votes cast in the election. The proposal for ratification of the Audit Committee’s appointment of KPMG LLP as the independent registered public accounting firm and the advisory vote on executive compensation require the affirmative “FOR” vote of a majority of the votes cast on the proposal. For the advisory vote on the frequency of advisory votes on executive compensation, the option that receives the highest number of votes cast by shareholders will be the frequency selected by shareholders.

Q:	Who are the proxyholders and what do they do?

A:	The two persons named as proxyholders on the proxy card, Gerald K. Perkel, our President and Chief Executive Officer, and Gregory H. Turnbull, our Chairman of the Board, were designated by the Board of Directors. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted “FOR” each proposal.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions in the enclosed proxy card.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

•	sign and return another proxy card bearing a later date;

•	enter a new vote by Internet or by telephone following the instructions in the proxy card;

•	provide written notice of the revocation to Planar’s Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, prior to the vote at the Annual Meeting; or

•	attend the meeting and vote in person.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in Planar’s Current Report on Form 8-K within four business days after the Annual Meeting.

Q.	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the proposals described in this Proxy Statement, Planar does not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Gerald K. Perkel, Planar’s President and Chief Executive Officer, and Gregory H. Turnbull, Planar’s Chairman of the Board, will vote your shares on any additional matters properly presented for a vote at the Annual Meeting in the manner directed by a majority of the Board of Directors.

Q:	Who will count the vote?

A:	Computershare, the Company’s transfer agent, has been appointed to act as the inspector of election and will tabulate the votes. In the event Computershare is unable to do so, a representative of Planar’s legal counsel, Ater Wynne LLP, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Planar or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to Planar’s management.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Planar will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Planar’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, Planar may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	How do I communicate with the Board of Directors?

A:	Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Company’s Board of Directors maintains a separation between the roles of Chief Executive Officer and Chairman of the Board. Mr. Perkel has served as the Company’s President and Chief Executive Officer since he joined the Company in 2005, and Mr. Turnbull has served as the Chairman of the Board of Directors since September 2005. Although the Company’s Second Restated Bylaws, as amended to date (the “Bylaws”) do not mandate this leadership structure, the Board believes that the separation of these two leadership positions enhances the position of the independent directors with respect to the governance of the Company and promotes more active participation in establishing priorities of the Board, while affording the Chief Executive Officer the ability to focus more clearly on the day-to-day operational aspects and requirements of the Company’s business and operations.

The Board of Directors is responsible for the oversight of the Company’s risk management activities. The Board of Directors’ roles, directly and through delegation of certain subject areas to Committees of the Board of Directors, with respect to risk governance include:

(1)	overseeing and monitoring management’s Company-wide risk governance processes and activities,

(2)	ensuring that risk-related information derived from management’s risk governance activities and processes is routinely reported to the Board, allowing the Board to assess the impact of risk matters on the Company’s strategy, operations and business model, and for consideration in connection with all judgments and decisions made by the Board, and

(3)	periodically evaluating and adjusting, as appropriate, the respective roles of the Board of Directors and its committees in risk governance and management’s risk governance processes and activities.

Management’s risk governance processes and activities provide a framework for identifying, assessing, mitigating, monitoring and reporting all risks and risk-related information arising out of, relating to or associated with the Company and its business strategy, operations, relationships, properties, assets, liabilities, obligations and any other matters.

The Board of Directors maintains overall responsibility for oversight of the work of its various committees and derives information useful in its committee oversight role by having regular reports from the Chairpersons of the various committees. The Board of Directors delegates certain matters and responsibilities to its committees in connection with the Board’s overall risk governance function. The Compensation Committee is responsible for the governance of risks associated with compensation policies and practices, CEO compensation, our compensation plans (including equity compensation plans and programs), severance, change of control and other employment- and severance-related agreements, management succession planning and other employment-related matters. The Governance Committee is responsible for oversight of Board leadership structure and processes, board composition and director nomination, recommendations to the board with respect to board compensation, the Company’s code of conduct, shareholder proposals and other corporate governance-related matters. The Audit Committee is responsible for oversight of risks associated with our accounting policies and practices, financial reporting process, system of internal controls and compliance activities, information technology systems, business continuity and disaster recovery, various operational risks, credit matters, insurance and property risks and the qualification, independence and performance of our independent auditors, and compliance with applicable legal and regulatory compliance requirements.

Director Independence

The Board of Directors has determined that J. Michael Gullard, Carl W. Neun, David Sandberg, Gregory H. Turnbull, Richard S. Hill and Sam Khoury are “independent” as defined by applicable Nasdaq Stock Market rules.

Board of Directors Committees

Audit Committee. The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 28, 2012, conducted eight meetings. The Audit Committee is responsible for, among other things, overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, and reviewing the independence and performance of the Company’s independent auditors. The members of the Audit Committee during fiscal year 2012 were Mr. Neun, Mr. Gullard and Mr. Wynne. The Board of Directors has determined that Mr. Neun is an “audit committee financial expert,” as such term is defined pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”). Messrs. Neun, Gullard and Wynne were each independent directors as defined by applicable SEC and Nasdaq Stock Market rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Compensation Committee. The Board of Directors also has appointed a Compensation Committee which, among other things, reviews executive compensation, establishes executive compensation levels and administers the Company’s equity plans. During the fiscal year ended September 28, 2012, the Compensation Committee held eight meetings. The current members of the Compensation Committee are Mr. Gullard, Mr. Turnbull and Mr. Sandberg, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Governance Committee. The Board of Directors also has appointed a Governance Committee which, among other things, is responsible for reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership and corporate policies relating to the recruitment of Board members, and establishing, implementing and monitoring policies and processes regarding principles of corporate governance. The Governance Committee held four meetings during the fiscal year ended September 28, 2012. The current members of the Governance Committee are Mr. Sandberg, Mr. Turnbull and Mr. Wynne, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for the Governance Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Director Attendance at Board and Shareholder Meetings

During fiscal year 2012 the Company’s Board of Directors held eight meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which such Director served during the period that such Director served. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s shareholders. All of the members of the Board of Directors attended the 2012 Annual Meeting of Shareholders, except for E. Kay Stepp.

Director Nomination Procedures

The Governance Committee serves as the nominating committee responsible for seeking qualified candidates to serve on the Company’s Board of Directors and recommending them for the Board’s consideration. In recommending candidates for election to the Board of Directors, the Governance Committee will consider nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any unique skills or competencies not already represented on the Board of Directors, as well as general qualities and skills desirable in members of the Board of Directors, including factors relating to diversity, skills, occupation, experience in the context of the Company’s various businesses, products and technologies, and the needs of the Board of Directors, perceived chemistry in working with incumbent members of the Board of Directors, and whether the candidate would meet the definition of “independent” under applicable SEC and Nasdaq Stock Market rules. Independent directors are expected to be free from relationships which would interfere with their ability to oversee management or pose a conflict of interest with the Company’s business. Share ownership is viewed as beneficial as is prior public company board service and CEO experience. A knowledge of the digital signage business and marketing, sales, strategy and other corporate management skills sets are perceived positively as is involvement in corporate transformations and turnarounds. All nominees for the Board of Directors must have a reputation for integrity, honesty and adherence to high ethical standards and be prepared to commit significant time to board and committee responsibilities. The Company does not have a formal policy with respect to the consideration of diversity (broadly construed) in identifying director candidates, however the Governance Committee does consider diversity in identifying and reviewing director nominee candidates, reflecting the Committee’s goal of achieving a balanced and diverse Board of Directors, with members whose skills, occupation, background, identity and experience complement each other, and together, contribute to the Board’s effectiveness as a whole. Evaluations of candidates generally involve a review of background materials and internal discussions as well as interviews with potential nominees. Upon selection of a qualified candidate, the Governance Committee recommends the candidate for consideration by the full Board of Directors.

Shareholders wishing to propose director candidates for consideration by the Governance Committee may do so by writing to the Secretary of the Company and providing the information specified in Article III, Section 3.16 of the Bylaws, including the candidate’s name, biographical information and qualifications. The Bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

Communication with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Company’s Annual Meeting, three directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that each nominee will stand for election and will serve if elected as a director.

The Company’s Articles of Incorporation provide that the Board of Directors shall be composed of not less than six and not more than twelve directors. The Board of Directors has fixed the number of directors at seven, effective at the 2013 Annual Meeting. The Company’s directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors. The following table sets forth the names of the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Steven E. Wynne, who currently serves as a director of the Company, will retire effective at the 2013 Annual Meeting. Also set forth is certain other information with respect to each such person’s age at December 31, 2012, principal occupation or employment during at least the past five years, the periods during which he has served as a director of Planar and positions currently held with Planar.

	Age	Director Since	Expiration of Current Term	Position Held with Planar
Nominees for a Three-Year Term:
J. Michael Gullard	67	2006	2013	Director
Richard S. Hill	61	—	—	Director
Sam Khoury	56	—	—	Director
Continuing Directors:
Carl W. Neun	69	2000	2014	Director
Gregory H. Turnbull	74	1986	2014	Chairman of the Board
Gerald K. Perkel	57	2005	2015	President, Chief Executive Officer and Director
David Sandberg	40	2012	2015	Director

Information concerning the principal occupation or employment during at least the past five years of the directors of the Company is set forth below.

J. Michael Gullard. Mr. Gullard was elected to the Board of Directors in November 2006. Mr. Gullard is the founder and a General Partner of Cornerstone Management, a family of technology focused venture capital funds. Mr. Gullard received a BA from Stanford University and an MBA from the Graduate School of Business at Stanford University. Mr. Gullard also serves on the Board of Directors of Dyntek, Inc., Alliance Semiconductor, Inc., Proxim Corp., and Selectica, Inc. Mr. Gullard previously served on the Board of Directors of JDA Software, Ditech Networks, California Micro Devices Corporation and Transmeta Corporation. Mr. Gullard brings to the Board broad and significant entrepreneurial experience as a long time venture capital investor in technology companies. Mr. Gullard also brings extensive experience as a board member of a number of private and public technology companies.

Richard S. Hill. Mr. Hill retired as Chairman/CEO of Novellus Systems in June 2012. Mr. Hill was CEO of Novellus Systems from December 1993 until June 2012. He was Chairman of Novellus Systems from May 1996 until his retirement in June 2012. Mr. Hill serves on the Board of Directors of Arrow Electronics, Inc., LSI, Inc., Cabot Microelectronics Corporation and Tessera, Inc. Mr. Hill holds a Bachelor of Science degree in bioengineering from the University of Illinois and a Masters of Business Administration from Syracuse University. Mr. Hill brings to the Board extensive experience as a chief executive and board member of public technology companies.

Sam Khoury. Mr. Khoury founded and has been a senior partner with RSK Enterprises, an acquisition and turnaround management company, since 2001. Mr. Khoury has been a turnaround CEO for more than 20 years and has grown, turned around, and recreated value in 17 manufacturing and distribution companies. Prior to forming RSK Enterprises, Mr. Khoury spent several years working for Fortune 500 companies. He began his career in financial management with NBC, before moving into financial and strategic planning with Avery Label Company and ultimately into healthcare in financial and general management positions within Omnicare, Inc. Mr. Khoury received a Bachelor of Science degree from the University of Southern California (USC), an MBA from the USC Marshall School of Business, and a Juris Doctor from Loyola Law School. He is a non-active member of the California Bar. Mr. Khoury brings significant turnaround and operational expertise to the Board.

Carl W. Neun. Mr. Neun became a Director of the Company in December 2000. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc., a test and measurement company. From September 1987 through March 1993 he was Senior Vice President and Chief Financial Officer of Conner Peripherals, Inc., a disk drive company. Mr. Neun is Chairman of the Board of Powerwave Technologies, Inc. He is past Chairman of the Board of Oregon Steel Mills, Inc. and a past member of the Board of Directors of Radisys Corporation. Mr. Neun has a bachelor’s degree from Hamilton College and an MBA from the Wharton School at the University of Pennsylvania. Mr. Neun brings to the Board of Directors extensive financial and operational experience as a public company financial executive, as well as significant experience as a member of the board of directors of a number of other public companies. Based on his strong background and experience in finance and accounting matters for public companies, Mr. Neun qualifies as the Company’s “audit committee financial expert.”

Gregory H. Turnbull. Mr. Turnbull has served as a Director of the Company since 1986. He was elected as Chairman of the Board in September 2005. Mr. Turnbull was a director of A.P. Pharma, Inc., a specialty pharmaceutical company, from 1986 to 2012, serving as President and Chief Executive Officer of that company from October 2006 to July 2008, and as its Chief Financial Officer from January 2008 to February 2009. Previously, Mr. Turnbull was self-employed as a private investor and a consultant. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University. Mr. Turnbull brings to the Board of Directors substantial experience as an investor, board member and executive of public and private technology companies. Mr. Turnbull’s longstanding service as a member of the Company’s Board of Directors for 26 years also provides a unique perspective on the Board as to the growth and development of the Company and its businesses.

Gerald K. Perkel. Mr. Perkel has served as President and Chief Executive Officer of the Company since September 2005. At that time, Mr. Perkel was also elected to the Board of Directors. Mr. Perkel served as President and Chief Executive Officer of Merant PLC, a provider of ECM (enterprise change management) software, from 2001 to 2004, when the company was acquired by Serena Software. Mr. Perkel served as president of the Office Printing Business at Xerox from 2000 to 2001. Prior to that, Mr. Perkel was President of the Color Printing and Imaging Business at Tektronix, Inc. from 1995 to 2000. Mr. Perkel received a BS in System Science Engineering from the University of California, Los Angeles. Mr. Perkel brings the experience of a long career in operational and leadership roles in public technology companies and offers the Board of Directors additional insight regarding the Company’s markets, technologies, business operations and management, and employee skills and abilities.

David Sandberg. Mr. Sandberg is the managing member, founder, and portfolio manager of Red Oak Partners, LLC, a New York-based hedge fund founded in March 2003, and the portfolio manager of the Red Oak Fund, LP and the Pinnacle Fund LLP. Previously, Mr. Sandberg co-managed JH Whitney & Co’s $300 million

Green River Fund from 1998-2002. He received a BA in Economics and BS in Industrial Management from Carnegie Mellon University. Mr. Sandberg presently serves as Chairman of the Boards of SMTC Corporation and Asure Software, Inc. and as a director of RF Industries, Ltd., all of which are public companies. Mr. Sandberg brings to the Board of Directors experience as a Chair of Audit, Compensation and Governance committees of public company boards. On January 27, 2012, the Company entered into an agreement (the “Red Oak Agreement”) with Red Oak Partners, LLC and certain of its affiliates (“Red Oak”), including David Sandberg, pursuant to which the Company agreed, among other things, to nominate Mr. Sandberg for election to the Board of Directors at the Company’s 2012 Annual Meeting, and Red Oak and each of the Company’s directors and executive officers agreed to vote their shares in favor of the election of the Board’s nominees and each of the other matters being acted upon at the 2012 Annual Meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF J. MICHAEL GULLARD, RICHARD S. HILL AND SAM KHOURY, ITS NOMINEES FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S NOMINEES UNLESS A VOTE WITHHOLDING AUTHORITY IS SPECIFICALLY INDICATED. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

PROPOSAL NO. 2

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been selected by the Audit Committee to serve as the Company’s independent auditors for fiscal year ending September 27, 2013. KPMG LLP has served as the Company’s independent auditors since 1983. Although Planar is not required to seek shareholder approval of this appointment, the Board of Directors believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will reconsider the appointment in future periods. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 28, 2012 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $490,442. Fees billed by KPMG LLP for those services for the fiscal year ended September 30, 2011 were $500,180.

Tax Fees. The aggregate fees billed by KPMG LLP for professional services for tax compliance, tax advice, tax planning and fees relating to federal, state, local and international tax filings were $146,723 for the fiscal year ended September 28, 2012. The aggregate fees billed for tax compliance, tax advice and tax planning were $133,549 for the fiscal year ended September 30, 2011.

All Other Fees. KPMG LLP billed no additional fees for services other than as described above under “Audit Fees” and “Tax Fees” for the fiscal years ended September 28, 2012 and September 30, 2011.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee, in advance. The audit and audit-related services are approved annually. These services include, but are not limited to, the annual financial statement audit, statutory audits of certain foreign subsidiaries and reviews of consolidated quarterly results as reported on Form 10-Q. With respect to services for other than audit and audit related services, at least annually, the independent auditor submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, at the time the Audit Committee reviews and approves the annual audit engagement. In conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chair of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS PLANAR’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 27, 2013. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR RATIFICATION OF SUCH APPOINTMENT UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”) and related SEC regulations require public companies to give their shareholders the opportunity to vote (on an advisory basis), to approve the compensation of our executive officers. The vote is not intended to address any specific element of compensation, rather the vote relates to the overall compensation of our Chief Executive Officer and our two other most highly compensated officers in 2012 (the “Named Executive Officers” or “NEOs”) as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This vote is advisory, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee. The Company urges you to read the disclosure under “Executive Compensation,” which begins on page 16 and discusses how our compensation policies, practices and procedures implement our compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our Named Executive Officers. We have designed our executive compensation structure to attract, retain and motivate executives who can successfully execute our business strategy and to endeavor to align the interests of our executives with those of our shareholders. We believe that our executive compensation program is designed to reward our Named Executive Officers for the achievement of short-term and longer-term business and operational goals intended to result in the achievement of increased total shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board or the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT AND AS DESCRIBED BELOW UNDER THE HEADING “EXECUTIVE COMPENSATION” PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE EXCHANGE ACT.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF THE SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of the Dodd-Frank Act and related SEC regulations, the Board of Directors is asking shareholders to vote (on an advisory basis), for their preference as to how frequently the Company should seek future advisory votes on the compensation of our Named Executive Officers. By voting with respect to this Proposal No. 4, shareholders may indicate whether they would prefer that the Company conduct future advisory votes on executive compensation once every one, two or three years. Shareholders may also abstain from voting on this proposal.

After considering the benefits and consequences of each option for the frequency of the say-on-pay advisory vote, the Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. The Board believes that an annual advisory vote on executive compensation provides the highest level of accountability and communication. An annual vote will allow shareholders to provide the Company with direct input on the executive compensation information presented in the proxy statement each year. Therefore, the Board recommends that you vote for conducting the advisory vote on executive compensation every year.

The option of every one year, every two years or every three years that receives the highest number of votes cast by shareholders will be deemed to be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because the final vote is advisory in nature and therefore not binding on the Company, the Board of Directors may decide that it is in the best interests of the shareholders and the Company to hold the advisory vote on executive compensation more or less frequently than the option approved by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “1 YEAR” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION. PLEASE NOTE THAT SHAREHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD OF DIRECTORS’ RECOMMENDATION REGARDING THIS MATTER. YOU MAY CHOOSE TO VOTE FOR 1 YEAR, 2 YEARS OR 3 YEARS AS THE FREQUENCY OF THE SAY-ON-PAY ADVISORY VOTE OR YOU MAY CHOOSE TO ABSTAIN.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company as of January 1, 2013.

Name	Age	Position
Gerald K. Perkel	57	President and Chief Executive Officer
Stephen M. Going	49	Senior Vice President, General Counsel and Secretary
Ryan Gray	39	Vice President-Finance and Chief Financial Officer

Information concerning the principal occupation of Mr. Perkel is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

Stephen M. Going. Mr. Going joined Planar as Vice President, General Counsel and Secretary in March 2007, and was appointed Senior Vice President in October 2011. From September 2005 to March 2007, Mr. Going served as Vice President, General Counsel and Secretary of Merix Corporation. Mr. Going served as Vice President, General Counsel and Secretary of Merant PLC from March 2002 to June 2004. From August 2000 to March 2002, Mr. Going was a partner in the Portland, Oregon office of Perkins Coie LLP, a large international law firm. Mr. Going has also been a Partner in the Portland, Oregon law firm Ater Wynne LLP, the Company’s outside legal counsel. Mr. Going holds a BS in Business Administration with a concentration in Finance from Oregon State University and a Juris Doctorate from the University of California, Los Angeles School of Law.

Ryan Gray. Mr. Gray has served as the Company’s Vice President-Finance and Chief Financial Officer since January 1, 2013. Since joining the Company in 2005, Mr. Gray has held various positions with the Company, including Director of Finance for worldwide operations, Corporate Treasurer, Vice President and Corporate Controller, and Vice President of Finance. Prior to joining Planar, Mr. Gray has held significant financial planning and analysis, business partnering and treasury positions at Sequent Computer Systems, Radisys, Merant plc and Tektronix. He has a BS in Finance from the University of Portland.

EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors (the “Committee”), comprised of three independent directors, determined all aspects of the Fiscal 2012 compensation arrangements for our Named Executive Officers—Gerald K. Perkel, the Company’s President and Chief Executive Officer, Stephen M. Going, the Company’s Senior Vice President and General Counsel, and Scott Hildebrandt, the Company’s Chief Financial Officer during fiscal 2012. Effective as of January 1, 2013, Ryan Gray became the Company’s Vice President-Finance and Chief Financial Officer. In order to provide some additional background and context for the discussion of Fiscal 2012 executive compensation that follows, the Executive Summary set forth below highlights the Company’s business strategy and objectives, the Company’s performance and the important linkage between those matters and the determinations made with respect to, and the results under, the Company’s executive compensation arrangements.

Overview

Background and Context: Recent History and Overview of Strategy. During the Company’s fiscal years 2006 and 2007, the Company pursued a strategy to enhance value through growth by reinvesting in the Company’s legacy Custom and Embedded business and by developing or acquiring a collection of business assets focused on addressing various non-commodity or specialty display markets. It was during this period that the Company completed the acquisitions of Clarity Visual Systems, Inc. and Runco International. Following these acquisitions, the Company’s balance sheet reflected a net debt position. In Fiscal 2008, as the global financial and economic crisis started to become a reality, the Company began to focus on solidifying its balance sheet. Commencing in Fiscal 2008 and continuing into Fiscal 2010, the Company disposed of its medical display business, its digital signage software assets and certain other non-core properties and engaged in a variety of cost management actions including headcount reductions intended to drive lower operating cost levels, all of which resulted in the Company moving back to a positive cash position. These actions positioned the Company to weather the worldwide economic crisis and continue serving its customers and developing its capabilities to address specialty display markets. During Fiscal 2010, the Company commenced a process to reevaluate its business operations and develop a strategy intended to drive longer-term revenue growth and higher profit levels along with significant enhancement of shareholder value over a five-year time frame. The Company completed development of this operating growth strategy and this strategy (the “Strategic Operating Plan” or the “Operating Strategy”) was adopted during the third quarter of Fiscal 2011.

During Fiscal 2012 the Company continued to refine the Operating Strategy. In particular, during Fiscal 2012 the Company determined that it needed to take actions to limit cash consumption from operating losses during the transition. As a result, during Fiscal 2012 the Company took a number of actions to further reduce aggregate operating expense levels and to further enhance its focus on higher growth product markets including by redeploying resources away from lower-growth product categories to its growth products. In addition, during Fiscal 2012 the Company sought to exit a declining product market and raise cash by exploring the sale of the business assets associated with its electroluminescent (or “EL”) products. These efforts culminated in the sale of the EL products business in November 2012.

Fiscal 2012 Objectives and Performance Plans. The thrust of the Company’s Operating Strategy as refined in Fiscal 2012 is to drive revenue and profit expansion by focusing on product markets with higher growth potential, which are primarily the markets for digital signage and touch products, by allocating additional resources to such growth products and by reallocating existing resources away from slower-growing product areas to the Company’s business operations with the highest growth potential. Planning for and executing the Company’s strategy to transform its business operations through profitable growth is very challenging due to the need to manage the contraction, harvest and/or disposition of lower-growth product categories simultaneously with managing the investment in and expansion of other higher-growth categories. Evaluating performance in such a business transformation is also challenging because many common aggregate or company-wide performance metrics are less useful given the starkly divergent approaches among the various product categories. Notwithstanding these difficulties, the Committee has endeavored to emphasize performance metrics that maintain a strong linkage between performance in executing the strategy and compensation levels.

Review of Pay-for-Performance Relationship in Fiscal 2012. The compensation programs adopted by the Committee for Fiscal 2012 were intended to align compensation levels with successful continuing execution of the multi-year Operating Strategy discussed above. As a result, the Committee desired to select performance metrics which they believed were key measures for the Company’s success in achieving profitable revenue growth in the Company’s higher-growth product markets. The Committee selected two metrics; revenue derived from digital signage products and total gross profit dollars, for use in connection with the Company’s Fiscal 2012 Annual Performance Incentive Plan (or “APIP”)—which is the Company’s annual variable cash pay program. In Fiscal 2012, the Company was successful at increasing revenues associated with standard digital signage products, which increased 49% over Fiscal 2011 performance and provide a strong platform for future growth, but the Company’s revenue for custom digital signage products in Fiscal 2012 declined 87% from Fiscal 2011. As a result, total digital signage revenue in Fiscal 2012 increased by 11% over Fiscal 2011, which reflected a more modest than planned total digital signage revenue growth level for Fiscal 2012. Based on below plan expansion in total digital signage product revenue and the Company’s failure to achieve planned levels of total company gross profit dollars linked in part to declines in custom digital signage revenues and to declines in more mature product lines, the payout level under the Company’s Fiscal 2012 APIP was a modest 8.24% of the target amount. The operation of the Fiscal 2012 APIP once again reflected the Committee’s desire to align payout levels under variable compensation plans with the performance of the business as reflected by the chosen performance metrics. In the four prior fiscal years (Fiscal 2008 through Fiscal 2011), payouts under the Company’s APIP were, as a percentage of the on-target amount, 6%, 31%, 79% and 119% and the APIP payout levels in each such fiscal year generally aligned with the Company’s level of performance in the business as measured against the performance metrics adopted in the APIP plans for those years.

In addition, in Fiscal 2012 the Committee linked vesting of equity awards under the Company’s Fiscal 2012 Long Term Incentive Plan (or “LTIP”)—which is the Company’s multi-year performance-based equity compensation plan—with progress toward realizing the Company’s longer-term growth plans as expressed by the five year Operating Strategy. The metrics used in Fiscal 2012 LTIP to measure progress in achieving the planned results of the five year Operating Strategy were growth in total revenue, growth in digital signage revenue and increased non-GAAP operating income before taxes. The equity awards granted under the Fiscal 2012 LTIP were generally available to become vested or earned by measuring, at the end of each fiscal quarter over a three fiscal year period, performance against the levels expressed in the five year Operating Strategy. Based upon the Company’s lower than planned results with respect to each of the three 2012 LTIP metrics, a number of shares equal to 22.3% of the 2012 LTIP award as described below vested and were released to each of the Named Executive Officers.

Objectives With Respect to Executive Compensation

The key objectives considered by the Committee when making determinations with respect to the Company’s compensation plans and programs for the Company’s Named Executive Officers are to:

•

Align Incentives with the Business Strategy. The Committee endeavors to ensure that the Company’s compensation plans and programs drive behaviors that are consistent with execution of the Company’s business strategy.

•

Attract and Retain Talent. The Committee desires to ensure that the Company’s executive compensation plans and programs attract and motivate highly qualified and high performing executive officers and cause such persons to desire to continue providing their talent to the Company.

•	Create a Pay-for-Performance Environment. Align the extent of executive earnings with the extent of demonstrated success achieving established goals and objectives.

•

Encourage Focus on Longer-Term Company-Wide Success. The Committee desires to continue its use of equity compensation tools to encourage the executives to maintain focus on fundamental improvement in the Company’s business operations enabling longer-term Company-wide growth that results in enhanced shareholder value.

Elements of Executive Compensation

In setting executive compensation for Named Executive Officers, the Committee considers the Company’s desired market positioning with respect to each element separately as well as the value of the executive compensation program as a total package. The Committee strives to balance all of the compensation elements to arrive at what it believes is an appropriate and competitive compensation package that creates the desired incentives. For Fiscal 2012 the Company’s executive compensation program consisted of five elements of compensation intended to reward and motivate executives in a manner consistent with the objectives stated above:

•	Base Salary;

•	Annual variable incentive cash compensation under the Company’s Fiscal 2012 APIP;

•	Multi-year equity incentive compensation in the form of restricted stock awards that vest based on achievement of performance measures under the Company’s Fiscal 2010, 2011, and 2012 LTIPs;

•	Standard fringe benefits available to all other employees; and

•	Executive Perquisites

Base Salary. Base salary provides each NEO with a base level of income, and is paid on a bi-weekly schedule. The Committee’s base salary decisions for an individual Named Executive Officer take into account many factors, including the executive’s experience, the executive’s performance in the most recent fiscal year, the executive’s current role and responsibilities with the Company, careful reference to relevant market data derived from publicly available sources, including third party surveys and reports or, when engaged, an independent compensation consultant and the Committee’s view of the executive’s future potential to drive value creation with the Company. Based on the factors examined by the Committee, no change with respect to base salary was awarded to any NEO for Fiscal 2012.

Variable Cash Incentive Compensation: Fiscal 2012 Annual Performance Incentive Plan. In Fiscal 2012 the Company provided the Named Executive Officers with the opportunity to earn annual incentive cash awards under an annual performance incentive plan called the Annual Performance Incentive Plan. The APIP is intended to provide an incentive for members of senior management, including the Named Executive Officers, to drive achievement of the Company’s shorter-term objectives which are typically derived from the annual operating financial plan approved by the Board of Directors. The target amount of the annual performance cash award is established each year as a percentage of base salary based on evaluation of numerous factors including those used to establish base salary. Awards are made only to the extent the Company meets or exceeds performance objectives or metrics established by the Committee for the applicable plan period.

Based on the Company’s performance throughout the fiscal year (see “Review of Pay-for-Performance Relationship in Fiscal 2012” above), the Named Executive Officers earned a small portion of their annual targeted incentive pay and only in the first quarter of the fiscal year. The actual percentage of their annual targeted incentive follows:

Officer	Actual Percent of Earned Performance Compensation
Gerald K. Perkel	8.24%
E. Scott Hildebrandt	8.24%
Stephen M. Going	8.24%

For Fiscal 2012, a significant portion of the Named Executive Officers’ total target cash compensation was based on the achievement of the goals set in the APIP plan, and therefore “at risk.” In fiscal year 2012 each Named Executive Officer’s APIP opportunity as a percentage of the total cash compensation opportunity was as follows:

Officer	FY 2012 Target APIP As Percent of Total Targeted Cash Compensation Opportunity
Gerald K. Perkel	55.6%
E. Scott Hildebrandt	45.9%
Stephen M. Going	37.5%

Set forth below for each of the Named Executive Officers is the fiscal year 2012 base salary, the target incentive percentage shown below as a percentage of base salary, the total target cash compensation level for fiscal year 2012 and the amount of cash compensation actually paid during fiscal year 2012:

Officer	FY 2012 Base Salary (1)	APIP Target as a Percent of Base Salary	Total Target Cash Compensation	Actual FY 2012 Total Base Salary and APIP Received including (Percent of Total Target Cash)
Gerald K. Perkel	$481,750	125%	$1,083,938	$504,641	(46.6%)
E. Scott Hildebrandt	$316,130	85%	$584,841	$321,264	(54.9%)
Stephen M. Going	$256,250	60%	$410,000	$254,465	(62.1%)

(1)	In addition, during Fiscal 2012 each NEO voluntarily accepted a base pay reduction of approximately 6%. Please see the Summary Compensation Table for the amount of base salary actually earned by each NEO in Fiscal 2012.

Multi-Year Equity Incentive Compensation: Fiscal 2012 Long-Term Incentive Plan. The Company has, over its history, used several forms of equity compensation including stock options, tenure-based restricted stock grants and performance-based restricted stock grants. However, in recent years the Committee has elected to use performance-based restricted stock grants when granting long-term incentive equity to NEOs. In Fiscal 2012, the NEOs were awarded performance-based restricted stock units that vest based on the progress toward achievement, measured at the end of each fiscal quarter during the three-year period from the beginning of Fiscal 2012 through Fiscal 2014, of the aggregate amounts of total revenue, digital signage revenue and non-GAAP operating income before taxes (a measure of Company profitability) from the first three years of the Fiscal 2012 Strategic Operating Plan.

The following table shows the number of shares of restricted stock granted to Named Executive Officers that may be earned over the Fiscal 2012—Fiscal 2014 period under the Fiscal 2012 LTIP:

Executive Officer	Targeted Shares
Gerald K. Perkel	320,000
E. Scott Hildebrandt	140,000
Stephen M. Going	90,000

Standard Employee Benefits. The Committee also establishes benefit programs based on assessment of competitive market factors, affordability to the Company and a determination of what is required to attract and retain talented personnel. Primary fringe benefits available to all employees, including executive officers, include general health, dental and vision plans, 401(k) savings plan and various insurance plans, including disability and life insurance. The Named Executive Officers are eligible to participate in these plans on the same terms and conditions as all other eligible employees, including payment of a portion of the cost of such benefits.

Executive Perquisites. We provide to our President and Chief Executive Officer perquisites that are not provided to other employees. These perquisites resulted from the negotiation of the terms of Mr. Perkel’s employment prior to the commencement of his employment with the Company and constitute a very small percentage of his total compensation. The Committee conducts an annual review of these non-standard perquisites. For more information regarding these non-standard perquisites, see footnote 4 to the Fiscal 2012 Summary Compensation Table.

Executive Compensation Methodology and Processes

Independent Review and Approval. The Committee makes all determinations with respect to the compensation of Named Executive Officers. At the beginning of Fiscal 2012 when the executive compensation determinations for the year were concluded, the members of the Committee were E. Kay Stepp, who served as Chairperson, J. Michael Gullard and Gregory H. Turnbull, each of whom is an independent director who is not an employee of, or has any material business relationship with, the Company or its subsidiaries. In March 2012 with his election to the Board of Directors, David Sandberg joined the Committee, Ms. Stepp ceased her service on the Board of Directors and the Compensation Committee, and Mr. Gullard was appointed Chairperson. The Committee evaluates the performance of the Company’s Chief Executive Officer (“CEO”) in relation to established goals and objectives. The Company’s CEO plays a role in establishing the compensation of the other NEOs. The CEO presents an annual performance evaluation with respect to the other NEOs and presents recommendations to the Committee regarding compensation for the other NEOs. As noted above, the Committee has the ultimate authority to establish the compensation of all NEOs. The Committee exercises its independent judgment when approving executive compensation and does not delegate any substantive responsibilities relating to approval of the compensation of the NEOs. As such, the Committee has complete discretion to accept, reject, or modify any compensation recommendations made by the CEO with respect to other NEOs.

The Role of Expert Compensation Consultants to the Compensation Committee. It has been the practice of the Committee to engage a compensation consultant approximately every third fiscal year to review and evaluate the Company’s executive compensation programs and practices. In general, the Committee’s determination to engage a compensation consultant results primarily from its desire to have a third party expert:

•	Analyze the structure and levels of compensation provided by the Company’s various compensation programs as compared to published compensation survey data;

•

Evaluate the extent to which the Company’s compensation plans and arrangements have operated in a manner and yielded results consistent with the market positioning determinations made by the Committee;

•	Evaluate the strength of the linkage between compensation levels and Company performance metrics;

•

Evaluate the Company’s existing severance and change of control agreements and arrangements in light of the Company’s particular circumstances, prevailing market practices and current governance best practices; and

•	Offer recommendations for enhancements to the Company’s compensation-related corporate governance practices.

The Committee last engaged a compensation consultant during Fiscal 2011, when Mercer was engaged to review the Company’s executive compensation programs in a manner consistent with the foregoing general description. Representatives of Mercer met with the Chair of the Committee and certain members of management to gather background information with respect to the Company, its business strategy and its compensation programs and practices. Mercer attended a meeting of the Committee and presented findings based on its review and analysis of the Company’s executive compensation plans and arrangements.

Summary Compensation Table

The following table sets forth information regarding compensation for the Company’s Named Executive Officers for fiscal years 2011 and 2012. All numbers are rounded to the nearest dollar.

Name	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Gerald Perkel,	2012	$455,021	$447,205	$49,620	$27,669	$979,515
President and Chief Executive Officer (4)	2011	480,353	590,565	697,980	27,459	1,796,357

E. Scott Hildebrandt,	2012	299,122	193,913	22,142	9,800	524,977
Senior Vice President and Chief Financial Officer (5)	2011	320,334	286,089	316,081	9,800	932,304

Stephen M. Going,	2012	241,796	132,047	12,669	9,800	396,312
Senior Vice President, General Counsel and Secretary	2011	254,816	180,010	178,208	9,800	622,834

(1)	Represents the aggregate grant date fair value recognized under FASB Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC Topic 718”) in the applicable fiscal year with respect to performance based restricted stock awards and tenure-based restricted stock awards granted in fiscal years 2012, 2011 and prior years. The valuation assumptions for our restricted stock grants are described in Footnote 9 to the financial statements included in the Annual Report on Form 10-K for the year ended September 28, 2012.

(2)	Unless otherwise noted, all amounts listed under the Non-Equity Incentive Plan Compensation consist of amounts paid under our fiscal 2012 and 2011 Annual Performance Incentive Plans (or “APIP”).

(3)	Except as otherwise described in the footnotes below, the amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the Named Executive Officer to the Company sponsored 401(k) employee savings plan covering all the Company’s U.S. employees.

(4)	The amount set forth for Mr. Perkel under All Other Compensation for fiscal 2012 includes $9,800 of 401(k) matching contributions, $15,850 for financial planning and tax services and $2,019 for supplemental life insurance premiums.

(5)	Mr. Hildebrandt’s service as the Company’s Senior Vice President and Chief Financial Officer terminated effective as of January 1, 2013.

Outstanding Equity Awards At Fiscal Year End

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of the Named Executive Officers at September 28, 2012.

		Option Awards					Stock Awards
	Grant Date	Number of Securities underlying Unexercised Options: Exercisable		Number of Securities underlying Unexercised Options: Unexercisable	Option exercise price	Option expiration date	Equity Incentive Plan Awards: Number of unearned shares or units unvested (3)	Equity Incentive Plan Awards: Value of unearned shares or units unvested
Gerald K. Perkel	9/26/05	240,000	(1)	—	$7.85	9/26/15
	10/9/07						65,513	$85,743
	9/27/10						106,667	144,000
	10/1/11						268,402	362,343

E. Scott Hildebrandt	11/22/05	120,000	(1)	—	9.44	11/22/15
	4/11/07						5,084	6,863
	9/27/10						80,000	108,000
	10/1/11						117,426	158,525

Stephen M. Going	3/5/07	70,000	(2)	—	8.63	3/5/2014
	10/9/07						1,193	1,611
	9/27/10						46,667	63,000
	9/30/11						27,988	37,784
	10/1/11						47,500	64,125

(1)	Options vested over 4 years, 25% on first anniversary, and 6.25% on the last day of the fiscal quarter thereafter. Options have a 10 year term.

(2)	Options vested over 3 years, 33% on the first anniversary and 8.375% on the last day of the fiscal quarter thereafter. Options have a 7-year term.

(3)	Shares vest based on the achievement of certain performance metrics for a term through the first quarter of fiscal 2016.

Employment Agreements

The Company and Gerald Perkel have entered into an Executive Employment Agreement dated and effective as of September 26, 2005, that was amended and restated effective December 31, 2008 (“Employment Agreement”). The Employment Agreement had an initial term ending September 26, 2008, and provides that on each anniversary thereafter, the term of the Employment Agreement will be automatically extended by one additional year, unless either party gives 90 days prior written notice that the term of the Employment Agreement will not be so extended. If a “Change in Control” (as defined in the Employment Agreement) occurs during the term of the Employment Agreement, the Employment Agreement will continue in effect until two years after the Change in Control.

Pursuant to the Employment Agreement, in fiscal 2012 Mr. Perkel is paid a base salary of $481,750 per year and has an annual cash bonus target of 125% of his base salary. Mr. Perkel is entitled to receive such insurance and employment benefits as are available to other executive officers of the Company, plus certain additional financial planning, tax services, and life insurance benefits.

If Mr. Perkel’s employment is terminated by the Company for “Cause” (as defined in the Employment Agreement) or if Mr. Perkel terminates his employment with the Company without “Good Reason” (as defined in the Employment Agreement), Mr. Perkel would be paid the amount of his base salary and annual bonus earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned but not yet paid to him.

If the Company terminates Mr. Perkel’s employment other than for Cause or if Mr. Perkel terminates employment for Good Reason, or if the Company notifies Mr. Perkel that the term of his Employment Agreement will not be extended and not in connection with a change in control, he will be entitled to receive the following:

•

For a period of twenty-four (24) months following the effective date of his termination, the Company shall continue to pay Mr. Perkel his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Perkel elects to continue his group health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Mr. Perkel for the premiums paid by him for his COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Perkel’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Perkel may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will pay the premiums to continue basic life, supplemental life and disability insurance coverage maintained by Mr. Perkel through the Company (or, if the terms of such plans do not permit coverage of former employee, the Company will pay the premiums for insurance providing substantially the same coverage) for a period of eighteen (18) months following the effective date of termination; and

•

Full vesting of Mr. Perkel’s then-outstanding equity awards that would, by their terms, vest within twelve months of the effective date of termination, including one-third of all unvested or unearned restricted stock performance share grants (Long Term Incentive Plan equity grants).

If the Company terminates Mr. Perkel’s employment other than for Cause or if Mr. Perkel terminates employment for Good Reason, or if the Company notifies Mr. Perkel that the term of his Employment Agreement will not be extended within twenty-four (24) months after a change in control of the Company, or if Mr. Perkel is terminated and a Change in Control occurs within ninety (90) days following his termination, Mr. Perkel will be entitled to receive the following:

•

A single payment equal to the higher of two times his annual base salary in effect just prior to the notice of termination or his base salary in effect immediately prior to the Change in Control, plus two times the higher of his target incentive for the year in which the notice of termination is given or his target incentive for the year in which the Change in Control occurs;

•

If Mr. Perkel elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Perkel for the premiums paid by him for his COBRA continuation coverage (for himself and his dependents, if applicable) for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Perkel’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Perkel may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will pay the premiums to continue basic life, supplemental life and disability insurance coverage maintained by Mr. Perkel through the Company (or, if the terms of such plans do not permit coverage of former employee, the Company will pay the premiums for insurance providing substantially the same coverage) for a period of twenty four (24) months following the effective date of termination; and

•	Full vesting of Mr. Perkel’s then-outstanding equity awards including all unvested or unearned restricted stock performance share grants (Long Term Incentive Plan equity grants).

In the event that Mr. Perkel’s employment is terminated as a result of his death or disability, the Company will (i) pay Mr. Perkel or his estate all compensation and benefits that have been earned but not yet paid, plus an amount equal to 18 months base salary; (ii) provide Mr. Perkel and/or Mr. Perkel’s family with basic life, supplemental life, accident, medical and dental insurance benefits for a period of 18 months after termination; and (iii) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) that would, by their terms, vest within 18 months after the date of termination of employment.

Other Agreements

E. Scott Hildebrandt. On August 16, 2012, the Company entered into a Transition Agreement (the “Transition Agreement”) with Scott Hildebrandt. Pursuant to the terms of the Transition Agreement, Mr. Hildebrandt resigned his position as the Company’s Senior Vice President and Chief Financial Officer effective as of January 1, 2013. Effective as of January 1, 2013, Mr. Hildebrandt assumed the position of Assistant to the President of the Company, and will serve in that position as an employee of the Company from January 1, 2013 through September 26, 2014, or Mr. Hildebrandt’s earlier resignation, termination or death (the “Transition Period”).

The Company and Mr. Hildebrandt are parties to an Executive Severance Agreement dated and effective as of June 25, 2007 (the “Severance Agreement”). The Transition Agreement amended certain of the provisions of the Severance Agreement effective as of January 1, 2013. Pursuant to the terms of the Severance Agreement, as amended, in the event that Mr. Hildebrandt’s employment is terminated without “cause” during the Transition Period, the Company will be obligated to: (i) make a cash payment to Mr. Hildebrandt in an amount equal to the amount, if any, by which $51,371 exceeds the amount paid to Mr. Hildebrandt as base salary during the Transition Period; (ii) make a cash payment to Mr. Hildebrandt in an amount equal to $1,153 times the number of calendar months (or portions thereof) remaining in the Transition Period commencing with the month following the month in which Mr. Hildebrandt’s employment is terminated; (iii) deliver to Mr. Hildebrandt a number of shares of common stock of the Company equal to the amount, if any, by which 80,000 exceeds the number of performance-based restricted stock units that were vested and delivered to Mr. Hildebrandt during the Transition Period; and (iv) if Mr. Hildebrandt elects to continue his company-provided group health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the premiums for Mr. Hildebrandt’s COBRA continuation coverage for a period of 18 months. If Mr. Hildebrandt remains employed by the Company until his retirement at September 26, 2014 and Mr. Hildebrandt elects to continue his company-provided group health benefits under COBRA, the Company will pay the premiums for Mr. Hildebrandt’s COBRA continuation coverage for a period of 18 months.

Stephen M. Going. The Company has entered into an Amended and Restated Executive Severance Agreement (the “Agreement”) with Stephen M. Going. The Agreement is for a term ending on October 1, 2008, provided that on that date and each anniversary thereafter, the term of the Agreement will be automatically extended by one additional year unless either party gives 90 days prior written notice that the term of an Agreement will not be so extended. If a “Change in Control” (as defined in the Agreement) occurs during the term of Agreement, the Agreement will continue in effect until two years after the Change in Control.

Under the Agreement between the Company and Mr. Going, if the Company terminates his employment other than for cause or if the Company notifies Mr. Going that the term of his Agreement will not be extended and not in connection with a change in control, he will be entitled to receive the following:

•

For a period of twelve (12) months following the effective date of his termination, the Company shall continue to Mr. Going his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Going elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Going for the premiums paid by him for his COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of termination;

•	The Company will make available to Mr. Going for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company.

If Mr. Going’s employment is terminated without cause or if Mr. Going terminates employment for Good Reason, or if the Company notifies Mr. Going that the term of his Agreement will not be extended within twenty-four (24) months after a change in control of the Company, or if Mr. Going is terminated and a Change in Control occurs within ninety (90) days following his termination:, Mr. Going will be entitled to receive the following:

•

Each month for a period of twelve (12) months following the effective date of Mr. Going’s termination the Company will continue to pay his base salary in affect at the time of termination, plus one-twelfth of 100% of the targeted annual incentive for the year in which notice of termination is delivered, payable according to the Company’s normal payroll practices;

•

If Mr. Going elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Going for the premiums paid by him for his COBRA continuation coverage (for himself and his dependents, if applicable) for a period of up to eighteen (18) months following the effective date of termination;

•	The Company will make available to Mr. Going for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company; and

•

All outstanding options to purchase stock of the Company (or any successor) held by Mr. Going that are subject to time-based vesting and all grants of restricted Company stock held by Mr. Going that are subject to time-based vesting shall become fully vested as of the effective date of his termination. Upon a change of control all performance based restricted shares are converted to time-based restricted stock and would become fully vested as of the date of termination.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public Company to its Chief Executive Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of the Company’s compensation programs, including base salaries, annual performance incentive plan and restricted stock that vest over time may not qualify under the IRS rules as compensation excluded from the limitation on deductibility.

Equity Compensation Plan Information

The following table provides information with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans as of September 28, 2012. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. Footnote 3 to the table sets forth the total number of shares of Common Stock issuable upon the exercise of those assumed options as of September 28, 2012, and the weighted average exercise price of those options.

	A
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	243,838	$1.99	3,073,714
Equity Compensation Plans Not Approved by Shareholders (2)	641,649	9.02	—

Total (3)	885,487	$9.83	3,073,714

(1)	Consists of the Company’s Amended and Restated 1993 Stock Option Plan for Nonemployee Directors, 1996 Stock Incentive Plan, 2004 Employee Stock Purchase Plan and 2009 Incentive Plan.

(2)	Consists of the Company’s 1999 Nonqualified Stock Option Plan, the Company’s 2007 New Hire Incentive Plan and nonqualified stock options granted under individual inducement plans to Gerald K. Perkel in fiscal 2005, E. Scott Hildebrandt in fiscal 2006, and Stephen M. Going in fiscal 2007. All of these stock options have an exercise price equal to the fair market value of the Common Stock on the date the option was granted. All other options granted before fiscal year 2007 have a ten-year term and vested over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting quarterly thereafter. Options granted after fiscal year 2007 have a seven-year term and vested over a three-year period, with one-third vesting on each of the first three anniversaries of the date of grant.

(3)	The table does not include information for equity compensation plans assumed by the Company in connection with acquisitions of the companies which originally established those plans. As of September 28, 2012, a total of 65,980 shares of Common Stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $7.12 per share. No additional options may be granted under those plans.

The 1999 Nonqualified Stock Option Plan. The 1999 Nonqualified Stock Option Plan (the “Nonqualified Plan”) was not approved by shareholders. No shares are available for future option grants under the Nonqualified Plan. Options were available for grant under the Nonqualified Plan to employees of the Company who were neither officers nor Directors at the time of grant. The Board of Directors authorized 1,565,000 shares of Common Stock for issuance under the Nonqualified Plan. All options were granted with an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option is subject to vesting in installments over the optionee’s period of service with the Company. All options are non-statutory options under the federal tax law. As of September 28, 2012, options covering 197,649 shares of Common Stock were outstanding under the Nonqualified Plan and options covering zero shares had been exercised. As noted above, as of September 28, 2012, zero shares remained available for future option grants.

2007 New Hire Incentive Plan. The 2007 New Hire Incentive Plan (the “New Hire Incentive Plan”) was not approved by shareholders. No shares are available for future grants under the New Hire Incentive Plan. Options were available for grant under the New Hire Incentive Plan only as an inducement to employment to persons not previously employed by the Company (including employees hired in connection with a merger or acquisition) or rehired after a bona fide period of interruption of employment. The Board of Directors authorized 400,000 shares of Common Stock for issuance under the New Hire Incentive Plan. All options were granted with an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option is subject to vesting in installments over the optionee’s period of service with the Company. All options are non-statutory options under the federal tax law. As of September 28, 2012, options covering 14,000 shares of Common Stock were outstanding under the New Hire Incentive Plan and, as noted above, zero shares remained available for future option grants.

2009 Incentive Plan. On November 20, 2009, the Company’s shareholders approved the Planar Systems, Inc. 2009 Incentive Plan (the “2009 Plan”). The 2009 Plan replaced the Company’s Amended and Restated 1993 Stock Incentive Plan for Nonemployee Directors, Clarity Visual Systems, Inc. 1995 Stock Incentive Plan, Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan, 1999 Nonqualified Stock Option Plan, 2007 New Hire Incentive Plan, and any individual inducement award, which are collectively referred to here as the “Prior Plans.” The 2009 Plan authorizes the issuance of 1,300,000 shares of our common stock. In addition, up to 2,963,375 shares subject to awards outstanding under the Prior Plans on the date the 2009 Plan was approved by the Company’s shareholders may become available for issuance under the 2009 Plan to the extent that these shares cease to be subject to the awards (such as by expiration, cancellation or forfeiture of the awards). In the fourth quarter of 2012, shareholders approved an amendment to the 2009 Plan, authorizing the issuance of an additional 1,700,000 shares of common stock. The maximum number of shares that may be issued under the 2009 Plan is 5,963,375 shares, including shares that may become available from the Prior Plans. The Company issued a total of 831,500 shares of restricted stock to employees in 2012. In the Proxy Statement dated October 16, 2009 issued in connection with the approval of the 2009 Plan, the Company pledged (the “Burn Rate Pledge”) to limit its average annual “burn rate” (shares issued to employees, directors, and consultants under its compensatory equity arrangements) to 6.3% of the Company’s weighted average legally issued and outstanding shares. The 831,500 full value shares issued in fiscal 2012 represented 6.1% of the Company’s 20,591,802 weighted average legally issued and outstanding shares for fiscal 2012 (with full value shares such as those issued by the Company during fiscal 2012 deemed to equal 1.5 shares per the terms of the Burn Rate Pledge).

DIRECTOR COMPENSATION

The Chairman of the Board receives an annual retainer of $60,000. Nonemployee directors of the Company, other than the Chairman, receive a $35,000 annual retainer. Audit Committee members receive an annual retainer of $12,000 and the Chair of the Audit Committee receives an additional annual retainer of $7,000. Compensation Committee members receive a $9,000 annual retainer, and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Governance Committee members receive an annual retainer of $5,000 and the Chair of the Governance Committee receives an additional annual retainer of $2,500. During the second quarter of 2012, the nonemployee directors of the Company agreed to a temporary reduction of 20% of the amounts of the annual Board and Committee retainers. In fiscal year 2012, each nonemployee director also received 18,000 shares of restricted stock that vest on the earlier of February 16, 2013 or the date of the Company’s next annual meeting of shareholders. The closing price of the Company’s shares on the date of grant was $1.66 per share. Under certain circumstances, the nonemployee directors of the Company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings.

The table below summarizes the compensation paid to our nonemployee directors for the fiscal year ended September 28, 2012:

Director Name	Fees earned or paid in cash ($)	Restricted Stock awards ($) (1)(2)	Stock Option awards ($) (3)	Total ($)
J. Michael Gullard	$52,400	$33,664	$—	$86,064
Carl W. Neun	48,600	33,664	—	82,264
David Sandberg	12,277	11,742	—	24,019
Gregory H. Turnbull	66,600	33,664	—	100,264
Steven E. Wynne	49,050	33,664	—	82,714

(1)	Represents the amount of compensation expense recognized under ASC Topic 718 in fiscal year 2012 with respect to shares of time-based restricted stock awarded in fiscal years 2012 and 2011.

(2)	The aggregate number of shares of unvested restricted stock outstanding as of September 28, 2012 for each nonemployee director was 18,000.

(3)	The aggregate number of stock options outstanding at September 28, 2012 was as follows: Mr. Gullard—16,000; Mr. Neun—30,000; Mr. Sandberg—0; Mr. Turnbull—51,338; Mr. Wynne—27,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since September 30, 2011, there has not been any transaction or series of transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of the Company’s common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation arrangements with the Company’s executive officers and directors, all on terms described under “Executive Compensation” above. The Audit Committee is responsible for the review and approval of all related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it with respect to fiscal year 2012 or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been complied with for fiscal year 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors who are considered independent under applicable SEC and Nasdaq Stock Market rules. The Audit Committee operates under a written charter adopted by the Board of Directors on May 5, 2000 and amended on December 16, 2003. The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. The Audit Committee annually appoints the Company’s independent registered public accounting firm. The Board of Directors has determined that Mr. Neun qualifies as an “audit committee financial expert” for purposes of regulations of the SEC.

Management is responsible for preparing the Company’s consolidated financial statements, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (“SAS 61”), as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required. SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of its audit of the Company’s consolidated financial statements with respect to:

•	Its responsibility under professional standards;

•	Significant accounting policies;

•	Critical accounting policies and practices;

•	Qualitative aspects of accounting practices;

•	Significant management judgments and accounting estimates;

•	Uncorrected and corrected misstatements;

•	Disagreements with management;

•	Management’s consultation with other accountants;

•	Significant issues discussed, or subject to correspondence with management;

•	Significant difficulties encountered during the audit;

•	Other significant findings or issues; and

•	Confirmation of audit independence.

The Audit Committee discussed with KPMG LLP its independence. KPMG LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence to the effect that, in its professional judgment, KPMG LLP is independent of the Company within the meaning of the federal securities laws. The Audit Committee also discussed with KPMG LLP that the provision of non-audit services was compatible with KPMG LLP maintaining its independence.

Based on the above discussions and review with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 28, 2012 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Carl W. Neun, Chair

J. Michael Gullard

Steven E. Wynne

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of Common Stock as of March 20, 2013 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s nominees for election as director, (iv) each of the Company’s Named Executive Officers, and (v) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding
Royce & Associates, LLC (2)	2,025,336	9.6%
745 Fifth Avenue
New York, NY 10151

Dimensional Fund Advisors LP (3)	1,481,010	7.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Central Square Management LLC (4)	1,089,503	5.1%
Kelly Cardwell
27475 Ferry Road
Warrenville, IL 60555

Renaissance Technologies LLC (5)	1,070,100	5.1%
800 Third Avenue
New York, NY 10022

Gerald K. Perkel	961,015	4.5%

Stephen M. Going	191,601	*

E. Scott Hildebrandt	403,770	1.9%

J. Michael Gullard	104,845	*

Richard S. Hill	-0-	*

Sam Khoury	-0-	*

Carl W. Neun	94,027	*

David Sandberg (6)	802,424	3.8%

Gregory H. Turnbull	174,412	*

Executive Officers and Directors as a group (10 persons)	2,852,710	13.1%

*	less than one percent

(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 20, 2013 and shares of restricted stock that vest within 60 days from March 20, 2013 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of (i) shares of restricted stock that will vest within 60 days of March 20, 2013; and (ii) shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 20, 2013 is as follows: Mr. Perkel—240,000; Mr. Gullard—16,000; Mr. Neun—24,000; Mr. Sandberg—0; Mr. Turnbull—43,338; Mr. Hildebrandt—120,000; Mr. Going—70,000; and all directors and officers as a group—538,338.

(2)	This information as to beneficial ownership is based on a Schedule 13G filed by Royce & Associates, LLC (“Royce”) with the SEC on January 17, 2013. The Schedule 13G states that Royce is the beneficial owner of 2,025,336 shares of Common Stock, as to which it has sole voting power and sole dispositive power.

(3)	This information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) with the SEC on February 11, 2013. The Schedule 13G states that Dimensional is the beneficial owner of an aggregate of 1,481,010 shares of Common Stock, including 1,455,450 shares as to which it has sole voting power and 1,481,010 shares as to which it has sole dispositive power.

(4)	This information as to beneficial ownership is based on a Schedule 13G filed by Central Square Management LLC and Kelly Cardwell (the “Reporting Persons”) with the SEC on February 14, 2013. The Schedule 13G states that the Reporting Persons are the beneficial owner of an aggregate of 1,089,503 shares of Common Stock, as to which they have shared voting and dispositive power.

(5)	This information as to beneficial ownership is based on a Schedule 13G filed by Renaissance Technologies LLC (“Renaissance”) with the SEC on February 12, 2013. The Schedule 13G states that Renaissance is the beneficial owner of an aggregate of 1,070,100 shares of Common Stock, as to which it has sole voting power and sole dispositive power.

(6)	Includes 460,559 shares of Common Stock held by The Red Oak Fund, LP (“Red Oak Fund”) and 323,865 shares of Common Stock held by Pinnacle Fund LLLP (“Pinnacle”). Both Red Oak Fund and Pinnacle are affiliates of Red Oak Partners, LLC. David Sandberg is the managing member of Red Oak Partners, LLC and has sole power to dispose or to direct the disposition of all of the shares of Common Stock held by Red Oak Fund and Pinnacle and the power to vote or direct the vote of all such shares.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2014 Proxy Statement relating to its 2014 Annual Meeting of Shareholders. Any such proposal must be received by the Company not later than November 21, 2013. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement. Alternatively, under the Company’s Bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s Proxy Statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2013 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement and 2013 Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write, email or call our Investor Relations department at 1195 N.W. Compton Drive, Beaverton, Oregon 97006, email: invest@planar.com, or telephone (503) 748-1100. If you want to receive separate copies of the Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address, email or telephone number.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitation may be made personally, or by mail, facsimile, telephone, e-mail or messenger. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 28, 2012 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 28, 2012 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006.

By Order of the Board of Directors

Gerald K. Perkel
President and Chief Executive Officer

Beaverton, Oregon

March 21, 2013

PLANAR SYSTEMS, INC.
Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 24, 2013.

Vote by Internet • Go to www.investorvote.com/PLNR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN	+
PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “FOR” THE “1 YEAR” OPTION ON PROPOSAL 4.
1.	To elect three directors for a three-year term: 01 - J. Michael Gullard 02 - Richard S. Hill 03 - Sam Khoury

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For Against Abstain			For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as Planar’s independent registered public accounting firm for the fiscal year ending September 27, 2013.	☐ ☐ ☐	3.	Advisory vote on executive compensation.	☐	☐	☐
		1 Year 2 Years 3 Years Abstain

4.	Advisory vote on frequency of shareholder advisory vote on executive compensation.	☐ ☐ ☐ ☐	In their discretion, the proxies are authorized to vote upon such matters as may properly come before the meeting or any adjournments or postponements thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Shareholders. The Proxy Statement and the 2012 Annual Report

to Shareholders are available at: www.RRDEZProxy.com/2013/PlanarSystems

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

PROXY — PLANAR SYSTEMS, INC.

Annual Meeting of Shareholders — April 25, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the “Company”), hereby appoints Gerald K. Perkel and Gregory H. Turnbull, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 25, 2013, at 9:00 a.m. local time at the Company’s offices located at 1195 NW Compton Drive, Beaverton, Oregon 97006-1992, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 27, 2013, “FOR” THE ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION, “FOR” THE “1 YEAR” OPTION FOR THE ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES PREVIOUSLY GIVEN.

(Continued and to be marked, dated and signed, on the other side)